UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2026

SPLASH BEVERAGE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-40471	34-1720075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1314 East Las Olas Blvd, Suite 221

Fort Lauderdale, Florida 33301

(Address of principal executive offices)

Registrant’s telephone number, including area code: (954) 745-5815

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $0.001 par value	SBEV	NYSE American LLC
(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on Which Registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

This Current Report on Form 8-K is being furnished to provide an update to the investing public that on March 4, 2026, Splash Beverage Group, Inc. (the “Company”) entered into a letter of intent (the “Letter”) with Medterra CBD, LLC (“Medterra”), a leading manufacturer and multi-brand operator of federally compliant cannabinoid wellness products. Pursuant to the Letter, the parties agreed in principal on the terms of a potential business combination between Medterra and the Company (the “Merger”), which Merger is subject to due diligence and execution of a definitive Merger Agreement and other applicable agreements, shareholder approval, audited financial statements of Medterra and customary closing conditions. In addition, the Company shall be required to raise capital to pay off Medterra’s debt of approximately $10.4 million. The proposed terms set forth in the Letter are summarized as follows.

The proposed terms for the Merger represent an enterprise value of Medterra of $37.6 million or the issuance of approximately 75,200,000 shares of common stock, which assumes repayment of its outstanding debt. At closing the Company will issue Medterra investors a number of shares of the Company’s common stock equal to up to 19.99% of the Company’s common stock then outstanding, and the remaining shares will be of two series of convertible preferred stock (“Series X” and “Series X-1”) to be issued to Medterra’s shareholders based on their existing ownership interests in Medterra. The Series X and X-1 shares will convert at $0.50 per share. The common stock to be issued at the closing shall have full rights equal to all outstanding common stock, except the holders may not vote upon the shareholder approval of the change of control contemplated by the Merger (the “Shareholder Approval”).

The Letter provides that the Company will issue Series X-1 to Medterra’s lender with the stated value based upon the equity value of Medterra. In exchange the lender shall cancel its warrants to purchase capital stock of Medterra.

The Series X and X-1 shares will be governed by certificates of designation of rights, preferences and limitations (each, “Certificates of Designation”) that will provide customary liquidation preferences, price protection, information and other governance rights with respect to the parties post-Merger, and ranking within capital structure, as well as the following voting, redemption and conversion rights: (i) the Series X and X-1 shares may not vote or convert until the Company receives Shareholder Approval; (ii) Each share of Series X and X-1 shall have a 110% original issue discount, and shall be convertible into one share of common stock; provided, however, that the Series X shares will have downside protection and be subject to adjustment prior to conversion, such that, if the price of the common stock on the date of the proposed conversion is less than $0.50, the converson prices of the Series X and X-1 shall be reduced, subject to a floor price which will equal 20% of the Minimum Price as such term is defined by the NYSE American Rules; (iii) the Certificates of Designations will provide that the Company shall redeem up to $5 million of the Series X and X-1 from up to 50% of the net proceeds of any securities offerings, subject to customary exceptions.

The Letter provides for certain provisions to be included in the definitive Merger Agreement, including minimum Medterra working capital at closing of $4,000,000 a customary working capital adjustment mechanism, based on the trailing historical net working capital averages (non-cash current assets minus non-debt current liabilities) of Medterra with appropriate adjustment to be agreed by the parties, determined in accordance with a mutually agreed to formula and methodology. The intent of this net-working capital approach is to ensure that Medterra is delivered with a normalized level of net-working capital.

The Letter envisions that the definitive agreements will include certain additional customary terms, including representations, warranties, conditions, covenants, indemnities, and other terms that are customary for transactions of this kind.

Ther Letter further provides for the appointment of certain officers and directors of Medterra as officers and directors of the Company following the Merger, subject to the Rules of the NYSE American.

The Letter provides that as soon a practicable following the execution of the definitive Merger Agreement and the closing of the Merger, the Company will prepare and file with the Securities and Exchange Commission (the “SEC”) a Proxy Statement for purposes of obtaining the Shareholder Approval of the change of control and certain related events and transactions contemplated thereby. The Letter provides that, if the Company fails to use commercially reasonable efforts to obtain such Shareholder Approval by the earlier of (i) 120 days following the closing of the Merger and (ii) 50 days following the filing of the definitive Proxy Statement, it will pay Medterra $250,000 as liquidated damages.

The information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under such section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2026

SPLASH BEVERAGE GROUP, INC.

By:	/s/ William Meissner
William Meissner, President

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